INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA • NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT

NUMBER 9440

SYLIOS CORP.

SHARES

SPECIMEN

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF

SYLIOS CORP.

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this certificate duly endorsed or assigned.

This certificate and the shares represented hereby are subject to the laws of the State of Florida and to the Articles of Incorporation and Bylaws of the Corporation, as now or hereafter amended.

This certificate is not valid until countersigned by the Transfer Agent.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

DATED:

SECRETARY


SYLIOS CORP.
CORPORATE
Seal
FLORIDA

PRESIDENT

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT

Countersigned by PACIFIC STOCK TRANSFER COMPANY
Las Vegas, Nevada